Exhibit (a)(2)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AL VENTURE FUND LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of AL Venture Fund LLC (the “Company”), dated as of April 8, 2021, is entered into by SAX Capital LLC (the “Member”).

WHEREAS, the Company was formed on April 8, 2021, pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as amended from time to time (the “LLC Act”), by an authorized person, by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and the Member hereby adopts and ratifies the Certificate of Formation and all acts taken by the authorized person in connection therewith.

NOW, THEREFORE, the Member hereby agrees as follows:

1.            Name. The name of the limited liability company is AL Venture Fund LLC.

2.            Purpose. The Company is formed for the object and purpose of, and the nature of the business conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Act and engaging in any activities necessary or incidental to the foregoing. Subject to the terms and conditions of this Agreement, the Company may enter into, make and perform such contracts and other undertakings, and may engage in such activities and transactions, as the Managing Member may deem necessary or advisable to the carrying out of the foregoing businesses of the Company.

3.            Formation. The filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on April 8, 2021, pursuant to the LLC Act is hereby ratified and approved.

4.            Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904 in the County of Kent.

5.            Registered Agent. The name of its Registered Agent at such address is Cogency Global Inc.

6.            Members. SAX Capital LLC is hereby deemed admitted as the sole member of the Company, effective as of the date hereof, and shall be shown as such on the books and records of the Company. No other person shall be admitted as a member of the Company, and no additional interest in the Company shall be issued, without the approval of the Member or any manager appointed thereby, and appropriate amendments to this Agreement.

7.            Management of the Company. The Member shall have sole authority to manage the business and affairs of the Company, to execute documents on behalf of the Company and to bind the Company, or to appoint managers to do the same in accordance with the LLC Act.

8.            Initial Capital Contributions and Interests. The initial capital contribution of the Member shall be $0.00. On the date hereof, the Member owns a 100% interest in the Company.

9.            Additional Contributions. The Member is not required to make additional capital contributions to the Company.

10.          Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the sale, exchange or other disposition of all or substantially all of the Company’s assets; (b) at any time there is no member of the Company, unless the Company is continued in accordance with the LLC Act; or (c) the bankruptcy or dissolution of the Member.

11.          Winding Up of Company. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Member shall act as the liquidator to wind up the affairs of the Company pursuant to this Agreement, unless it appoints a third party to serve in such role. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the LLC Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Member or its successors-in-interest.

12.          Distributions. The Member shall distribute funds at such times and in such amounts as it may determine. In determining the amount of funds to distribute pursuant to this Section 12, the Member may consider such factors as the need to allocate funds to any reserves for Company contingencies or any other Company purposes that the Member reasonably deems necessary or appropriate.

13.          Certification of Interests. The limited liability interest of the Company may or may not be certificated, and if certificated, such certificates shall constitute securities governed by Article 8 of the Delaware Uniform Commercial Code.

14.          Liability of Member. The Member shall not have any liability for the debts, obligations and liabilities of the Company except to the extent provided in the LLC Act.

15.          Indemnification. The Company shall indemnify and hold harmless the Member and may indemnify any employees of the Company or of the Member or other persons authorized by the Member to act on behalf of the Company for any claim arising out of such entity’s or person’s relationship to the Company, to the fullest extent companies may indemnify persons under the Delaware General Corporation Law.

16.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by such laws.

17.          Books and Records. The books and records of the Company will be kept at 1140 3rd Street, NE, 2nd Floor, Washington, DC, 20002.

18.          Modification, Waiver or Termination. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby; provided, however, that the Company shall be bound by any such modification, waiver or termination whether or not the Company executes such modification, waiver or termination.

19.          Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any other person not a party to this Agreement (except for persons entitled to indemnification pursuant to Section 15 hereof).

20.          Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SAX CAPITAL LLC

/s/ Steven Greenberg
By: Steven Greenberg
Title: Managing Director and Chief Executive Officer